EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the Registration Statement (Form S-8 to be filed on or about July 26, 2006) pertaining to the 2006 Equity Incentive Plan of National Technical Systems, Inc. and Subsidiaries of our report dated April 14, 2006, with respect to the consolidated financial statements and schedule of National Technical Systems, Inc. and Subsidiaries included in their Annual Report (Form 10-K) for the year ended January 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

July 25, 2006